Exhibit 99.1

Spirit Airlines Reports April 2016 Traffic

MIRAMAR, Fla., (May 9, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for April 2016.

Traffic (revenue passenger miles) in April 2016 increased 21.8 percent versus April 2015 on a capacity (available seat miles) increase of 22.5 percent. Load factor for April 2016 was 83.7 percent, a decrease of 0.4 percentage points compared to April 2015. Spirit's preliminary systemwide completion factor for April 2016 was 98.3 percent.
The following table summarizes Spirit's traffic results for April and year-to-date 2016 compared to the same period last year.

	April 2016	April 2015	Change
Revenue passenger miles (RPMs) (000)	1,741,845	1,429,726	21.8%
Available seat miles (ASMs) (000)	2,082,077	1,699,163	22.5%
Load factor	83.7%	84.1%	(0.4) pts
Passenger flight segments	1,748,750	1,442,486	21.2%
Average stage length (miles)	980	981	(0.1)%
Total departures	12,299	10,448	17.7%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	6,812,158	5,447,284	25.1%
Available seat miles (ASMs) (000)	8,065,082	6,428,625	25.5%
Load factor	84.5%	84.7%	(0.2) pts
Passenger flight segments	6,736,910	5,422,495	24.2%
Average stage length (miles)	991	988	0.3%
Total departures	47,459	39,492	20.2%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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